EXHIBIT 99.2

CONFERENCE CALL SCRIPT
Second Quarter 2004
Tuesday, August 10, 2004, 11:00 a.m. EDT

Conference Host: Denise – Citizens Conferencing

     1. WELCOME (JJO’C) – 1 minute

     Thank you, Denise, and good morning, everybody. Welcome to the Seabulk International second quarter earnings conference call. With me today are Gerhard Kurz, Chairman and Chief Executive Officer; Vince deSostoa, Senior Vice President and Chief Financial Officer; Alan Twaits, Senior Vice President and General Counsel; and Mike Pellicci, Vice President of Finance and Controller.

     Our format is as follows: Gerhard will give a brief overview of operating results in the quarter and six months ended June 30, which are detailed for you in the press release we issued this morning. He will also discuss the outlook for the quarter ahead as well as certain ongoing strategic initiatives designed to enhance shareholder value. Vince will provide a more detailed review of the numbers and key financial statistics for the quarter just ended, and then we will take your questions. We will be filing our Form 10-Q for the second quarter of 2004 on Friday.

     But first I must make the usual caveat about forward-looking statements, which we will no doubt make in the course of today’s call. Such statements involve risks and uncertainties, which could cause actual results to differ materially from those contained in the forward-looking statements. Additional information regarding these risks and uncertainties can be found in our reports on Form 10-K and 10-Q as filed with the Securities and Exchange Commission.

     I would now like to turn the meeting over to our Chairman and CEO, Gerhard Kurz.

     2. STRATEGIC AND OPERATIONAL OVERVIEW (GEK) – 10 minutes

     Thank you, Jack, and welcome, everybody. I want to start out by reviewing our results for the quarter just ended and the first six months of 2004. As reported, we had net income of $2.7 million or $0.12 per share for the quarter ended June 30. For the six months ended June 30, we had net income of $8.4 million or $0.35 per share. This is our best six-month performance since I became CEO four years ago.

     Equally encouraging are our revenue numbers. In the quarter just ended we had the highest revenue in nearly three years at $87 million – up 9% from a year ago and 6% from the previous quarter. The revenue gain was driven mainly by Seabulk Tankers, although all three of our operating units – Seabulk Offshore, Seabulk Tankers and Seabulk Towing – contributed to the increase. Seabulk Tankers enjoyed the benefit of two new vessels which entered service during the quarter and are now profiting from a high rate environment. The tanker division, in fact, is catching up with our offshore division as our highest revenue producer. It is already the largest profit producer and has been since the downturn of the Gulf of Mexico market, which began three years ago. That market, however, is now showing some signs of life lately, a trend we hope will continue.

     One of our goals, and I have said this before, is to make our tanker and offshore divisions co-equals in terms of revenue. This means increasing the size of Seabulk Tankers through vessel acquisitions or newbuildings while, at the same time, maintaining or increasing the size of Seabulk Offshore. We really feel good about both operations. The towing division should continue to contribute roughly 10% of revenue and a slightly higher percentage of profits.

     Operating income in the quarter just ended, at $12.5 million, was essentially unchanged from a year ago as expenses also increased, and higher drydocking costs offset the increased gain from vessel sales. Certain costs, such as fuel, are to some extent out of our control. In Africa, we are also negatively impacted by the weak dollar since most of our payments – including drydockings and spare parts — are in Euros or South African rands. Costs which are controllable are receiving our fullest attention as we press ahead with our cost-containment program to improve profitability.

     Let’s now look at each of our lines of business, beginning with the biggest – Seabulk Offshore. Revenue and operating income were both ahead of the year-ago period and the first quarter of 2004. As reported, Seabulk Offshore had revenue of $41.2 million in the quarter or 47% of total Company revenue, and operating income of $3.4 million or 22% of total Company operating income. We sold three older units – one in the Gulf of Mexico, one in the Middle East, and one in the Far East – for a gain of approximately $2.0 million. In the Gulf of Mexico, where we had an operating loss, utilization of our vessels increased over the first quarter, and it looks like this trend is holding. Our July numbers for the Gulf of Mexico are quite encouraging. We are also continuing to reduce overhead costs, and we recently redeployed two of our 180-foot supply boats to Mexico. We also disposed of a small crewboat.

     As I said the last time, the offshore business is really a tale of two markets, with an improving domestic fleet being subsidized by a strong-performing international fleet. In West Africa, which is our biggest market and where we are the #2 operator, day rates and utilization remained strong for us. As part of our ongoing fleet upgrading program, we placed orders for two additional vessels to be delivered later this year and in early 2005. Perhaps the biggest surprise was the Middle East, where revenue and operating income in the quarter were the highest in recent memory and exceeded all expectations as both day rates and utilization increased. This is an operation we had considered selling two years ago. Today, it is one of our most profitable. In the Far East, utilization increased over the previous quarter while day rates held steady.

     Our second biggest business, Seabulk Tankers, had revenue of $36.4 million in the quarter or 42% of total Company revenue. Operating income of $10.7 million accounted for 69% of total operating income. The revenue number is up 15% from a year ago and 9% from the first quarter with our two new tankers – the Seabulk Reliant and the Seabulk Trust – joining the fleet as our first entry into the foreign-flag market. The operating income number, however, is down from a year ago primarily as a result of the drydocking of the Seabulk Magnachem. There were no drydockings in the 2003 quarter. Two drydockings are scheduled for the current quarter, and this will of course affect revenue and income.

     We continue to look for opportunities to grow our tanker business, both U.S. and foreign. While opportunities for expansion in the U.S. are limited by high construction costs, we are more optimistic on the foreign side. Even though costs there have also increased, we still see occasional opportunities for good value.

     Our third business, Seabulk Towing, had revenue of $9.8 million in the quarter or 11% of total Company revenue. Operating income of $1.5 million contributed 9% of total Company operating income. The operating income number was slightly lower than normal because of increased insurance, repairs and fuel costs. Overall, however, this is a strong division, which has been a steady contributor to the Company’s cash flow.

     In summary, we had a good quarter with strong top-line growth and encouraging indications of a recovery in the Gulf of Mexico. Given growing energy demand, high commodity prices and persistent supply concerns, we anticipate increased investment in exploration and production activities, and this should benefit our offshore fleet. Tanker income in the third quarter will be affected somewhat by the drydocking of two vessels – the Seabulk Challenge and the Brenton Reef. But for the balance of the year we expect strong results as we have no tanker drydockings scheduled for the fourth quarter. Top-line growth should resume in the fourth quarter as we take delivery of a new offshore vessel – the Seabulk Brasil. A second offshore newbuild, the Seabulk Advantage, will also be delivered late in the fourth quarter.

     Let me say something about our ongoing efforts to increase shareholder value. If you followed us over the last few years, you know that we have disposed of many older and inefficient offshore vessels and brought in a number of new vessels. This is still part of our ongoing restructuring program. So far this year we have disposed of five older offshore units and acquired two modern double-hull tankers. We have two additional offshore newbuilds joining the fleet in the fourth quarter of this year and three more in 2005. We are constantly evaluating new opportunities for market expansion as well as vessel expansion, both on the tanker and offshore side. By controlling costs and making selective vessel acquisitions, we will continue to grow our bottom line. As I’ve already noted, we are quite optimistic about Seabulk’s future as a well-balanced and well-managed Company.

     I will now turn the proceedings over to Vince, who will review some of the key financial statistics with you.

     3. FINANCIAL OVERVIEW (VJD) – 10 minutes

Thank you, Gerhard.

Let’s begin by reviewing our quarterly performance, then move to a comparison of Q2/04 with Q1/04.

Seabulk International reported net income for the three months ended June 30, 2004 of $2.7 million or $0.12 per fully diluted share on revenue of $87.2 million. Included in the quarter’s results was a gain of approximately $2.0 million or $0.08 per diluted share on the sale of three offshore vessels. In the year-earlier period, the Company also had net income of $2.7 million or $0.11 per fully diluted share on revenue of $79.9 million. The year-earlier results included a gain of approximately $0.4 million or $0.02 per diluted share on the sale of vessels. For the immediately preceding quarter, Seabulk reported net income of $5.7 mm or $0.24 per diluted share on revenue of $82.5 mm.

•	The Company revenue increased from $82.5 million in Q1/04 to $87.2 million in Q2/04 as follows:

	Q1/04	Q2/04
Offshore	$39.6 mm	$41.2 mm
Tankers	$33.5 mm	$36.4 mm
Towing	$9.6 mm	$9.8mm

     In our domestic offshore operation

Q1/04	Q2/04
$7.7 mm	$8.5 mm

     continued weakness in the Gulf

	Q1/04	Q2/04
West Africa	$22.2 mm	$21.7 mm
Middle East	$5.8 mm	$7.4 mm
Southeast Asia	$3.8 mm	$3.5 mm
Tankers
Doublehull	$17.9 mm	$18.4 mm
Single Hull	$15.2 mm	$14.0 mm
Foreign Flag	$.288 mm	$4.1 mm
Average TCE Domestic	$33.5/day	$33.35/day
Average TCE Foreign Flag	Q1	Q2
	N/A	$20.7/day
July $21.30	August@61%	$22.5/day
Operating Income in Q1/04 $12.4 mm in Q2/04 $12.5 mm

Operating Expenses

	1Q04	2Q04	Change
Operating Expenses:			$		%

Crewing Expenses	22,581	21,697		88.4	4%

Charter Hire	3,587	3,944		(357)	(10%)

M&R	6,198	7,974		(1776)	(29%	)(a)

Insurance	2,620	3,704		(1084)	(41%	)(b)
Fuel/consumable& supplies	7,015	7,795		(780)	(11%)

Port charges &Misc - other	4,906	5,080		(174)	(4%)

Notes:

(a)	Towing $600k engine repairs Tankers $900k single hull tankers Magnachem and Challenge

(b)	P&I reserve increase, additional expense P&I new club

Net Income before Corporate G&A

	Q1/04	Q2/04
Offshore	($5,113)	$(964)
Tankers	$6,089	$6,011
Towing	$1,727	$2,416

Capital Expenditures

Capital expenditures for Q1/04 — $71.0 mm, Q2/04 — $12.5 mm.
In Q1/04, capital expenditures for tankers were $62.0 mm; for Offshore — $8,977 mm.
In Q2/04, Offshore = $12,291 mm.

Future capital commitments for ’04:
$28,257 mm for Offshore acquisitions, which will be covered by fnance contracts.

Drydock Days–

	Q1/04	Q2/04	Q3&4/04
	418	460	501 est
USG	65	35	66
WAF	183	158	315
ME/SEA	140	103	91
Tankers	28	29	19
Towing	2	135	10

Number of Drydocks	16	21	19

Cost	$7.6 mm	$13.0 mm	$8.5 mm

EBITDA:

	Q1/04	Q2/04
Total	$26,201mm	$27,688mm
Restricted Group	$17,032mm	$18,350mm

Cash Position:

Unrestricted $10.2 mm
Doublehull $24.9 mm

We are now ready for any questions our listeners may have.